Exhibit 99.1

ADMINISTAFF RENEWS WORKERS’ COMPENSATION PROGRAM

HOUSTON - Sept. 20, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization, today announced it has renewed its workers’ compensation program and related policies with selected member insurance companies of American International Group, Inc. (“AIG”), world leaders in insurance and financial services. The AIG member companies will continue to provide statutory workers’ compensation coverage for Administaff’s corporate and worksite employees. The one-year arrangement, effective Oct. 1, 2005, provides for the same coverage as last year, and stipulates the return by Sept. 30, 2005 of $6 million of Administaff’s $13 million buffer collateral currently held by AIG. Additionally, as a result of a reduction in administrative charges and favorable claim trends, AIG has set monthly funding rates approximately 21% lower than the prior year funding rates.

“The favorable terms of the renewal with AIG reflect the success we have experienced over the past two years with our workers’ compensation program,” said Richard G. Rawson, president. “Our relationship with AIG is a key component of our program, and we look forward to another year of working with the industry leader.”

Under the arrangement with AIG, Administaff makes monthly payments to AIG comprised of premium costs and funds to be set aside for payment of future claims (“claim funds”). The claim funds are retained and held by AIG until claims are submitted and processed for payment to the insured. Administaff bears the economic burden for the first $1 million layer of claims per occurrence while AIG bears the economic burden for all claims in excess of such first $1 million layer. Workers’ compensation insurance includes ongoing medical and indemnity coverage whereby claims are paid over numerous years following the date of injury. Accordingly, the accrual of related incurred costs in each reporting period includes estimates, which take into account the ongoing development of claims and therefore requires a significant level of judgment. Administaff employs a third party actuary to estimate Administaff’s development rate, which is primarily based upon the nature of worksite employee job responsibilities, the location of worksite employees, the historical frequency and severity of workers’ compensation claims and an estimate of future cost trends. Workers’ compensation claims costs are estimated and recorded each reporting period by applying the development rate to worksite employee payroll levels.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s web site at www.administaff.com.

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words “outlook,”“guidance,”“plan,”“expect,”“predict,”“appears,”“indicator” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the effectiveness of Administaff’s retirement services operation; (v) changes in the competitive environment in the Professional Employer Organization industry; (vi) Administaff’s liability for worksite employee payroll, benefits costs and workers’ compensation claims; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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